Exhibit 99.1

FOR IMMEDIATE RELEASE

INTEVAC EXPANDS ITS BOARD OF DIRECTORS WITH

APPOINTMENT OF NEW INDEPENDENT DIRECTOR

SANTA CLARA, Calif. – December 10, 2013 – Intevac, Inc. (NASDAQ: IVAC) today announced that it has appointed Matthew Drapkin to its Board of Directors, effective immediately. Mr. Drapkin is a founding partner of Becker Drapkin Management, a Dallas-based investment firm that beneficially owns approximately 4.5% of Intevac’s outstanding common stock and is one of Intevac’s largest stockholders. With the addition of Mr. Drapkin, Intevac’s Board of Directors will be expanded to eight directors, six of whom are independent.

“We are pleased to welcome Matt to our Board of Directors and look forward to his contributions,” said Norman Pond, Intevac Founder and Chairman of the Board. “Matt brings important experience as a public company director, a wealth of financial knowledge and the perspective of a major stockholder. The addition of Matt to the Board represents a continuation of the initiatives already underway at Intevac, including our recently-announced $30 million share repurchase program.”

“I am pleased to join the Intevac Board of Directors,” said Mr. Drapkin. “Intevac is an industry leader with an innovative product portfolio, strong executive team and tremendous long-term potential. I look forward to collaborating with my fellow directors and Intevac’s management team to continue to create value for all stockholders.”

In connection with today’s announcement, Becker Drapkin has agreed to customary standstill and support provisions. The complete agreement between Intevac and Becker Drapkin will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Intevac’s legal counsel.

Matthew Drapkin

Before joining Becker Drapkin in December 2009, Mr. Drapkin served as head of research, special situations, and private equity at ENSO Capital, a New York-based hedge fund. From 2003 to 2008, Mr. Drapkin worked at MacAndrews & Forbes, participating in more than $3 billion of transactions, including Scientific Games, Deluxe Entertainment Services, AM General, and Scantron. Prior to MacAndrews, Mr. Drapkin served as general manager of two of Conde Nast publication’s wholly-owned Internet sites, Epicurious.com and Concierge.com, and headed Conde Nast’s internet venture investment effort. Mr. Drapkin started his career at Goldman, Sachs and Co.; he received a Princeton University AB, 1994; Columbia University JD/MBA, 1998.

Mr. Drapkin previously served on the Boards of Ruby Tuesday, Inc. (Chairman), Plato Learning, Inc., Alloy, Inc., Glu Mobile Inc., and Hot Topic, Inc. (Lead Independent Director).

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics. In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity process equipment solutions. Our systems are production-proven for high-volume manufacturing of substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our high-throughput thin film process equipment enables increased conversion efficiency of silicon solar cells while also reducing manufacturing costs.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

Additional Information and Where to Find It

Intevac, Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement (the “2014 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Norman H. Pond, Wendell Blonigan, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer, Ping Yang and Matthew A. Drapkin, all of whom are members of the Company’s Board of Directors, and Jeffrey Andreson, Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary, are participants in the Company’s solicitation. Other than Mr. Pond and Mr. Drapkin, none of such participants owns in excess of 1% of the Company’s common stock. Mr. Pond beneficially owns approximately 4% of the Company’s common stock and Mr. Drapkin may be deemed to own approximately 4.5% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2014 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2013 Annual Meeting of Stockholders (the “2013 Proxy Statement”), which was filed with the SEC on April 3, 2013. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2014 Proxy Statement with the SEC, the Company will mail the definitive 2014 Proxy Statement and a white proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2014 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.intevac.com) or by writing to Investor Relations, Intevac, Inc., 3560 Bassett Street, Santa Clara, California 95054.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; the execution of the Company’s strategy. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: the successful execution of strategies which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

Intevac, Inc.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations